TERMINATION AGREEMENT

               Termination Agreement (this "Agreement"), dated as of April 26, 2000, by and among Landry's Seafood Restaurants, Inc., a Delaware corporation ("Purchaser"), LSR Acquisition Corp., a Delaware corporation ("Merger Sub"), and Rainforest Cafe, Inc., a Minnesota corporation (the "Company"). Capitalized terms used but not defined herein and which are defined in the Merger Agreement (as defined below) shall have the meanings ascribed to such terms in the Merger Agreement.


                            W I T N E S S E T H:
                            - - - - - - - - - -

               WHEREAS, Purchaser, Merger Sub and the Company entered into that certain Agreement and Plan of Merger, dated as of February 9, 2000 (the "Merger Agreement"); and

               WHEREAS, the parties hereto wish to terminate the Merger Agreement in accordance with Section 7.1(a) thereof.

               NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

               Section 1. Termination of Merger Agreement. Effective immediately upon the execution of this Agreement by each of the parties hereto, the parties hereto agree to abandon the Merger and mutually terminate the Merger Agreement pursuant to Section 7.1 thereof in accordance with and subject to the terms of the Merger Agreement.

               Section 2. Press Releases. The Company and the Purchaser agree that the press releases to be issued by each of them with respect to this Agreement shall be in the forms attached hereto as Exhibit A and Exhibit B, respectively.

               Section 3. Ancillary Agreements. For the avoidance of doubt, the parties hereto acknowledge and agree that effective immediately upon the execution of this Agreement by each of the parties hereto, each of the Stockholder Agreements and the Employee Termination, Consulting and Non-Competition Agreements shall terminate in accordance with their terms.

               Section 4. Authorization. Each of the parties hereto represents and warrants to the other parties hereto: (i) such party has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by such party's board of directors, and no other corporate proceedings on the part of such party are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby; and
(iii) this Agreement has been duly and validly executed and delivered by such party and constitutes the legal, valid and binding agreement of such party, enforceable against such party in accordance with its terms.

               Section 5. Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the State of Delaware. Each of the Company, Purchaser and Merger Sub hereby irrevocably and unconditionally consents to submit to the jurisdiction of the federal and state courts located in Delaware for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum.

               Section 6. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          If to the Company, to:

                      Rainforest Cafe, Inc.
                      720 South Fifth Street
                      Hopkins, Minnesota  55343
                      Attention:  Kenneth W. Brimmer
                      Telecopy:  612-945-5484

          with a copy to (but which shall not constitute notice to the Company):

                      Maslon, Edelman, Borman & Brand
                      3300 Norwest Center
                      Minneapolis, Minnesota  55402
                      Attention:  Neil P. Ayotte, Esq.
                      Telecopy:  612-672-8397

          If to Purchaser or Merger Sub, to:

                      Landry's Seafood Restaurants, Inc.
                      1400 Post Oak Blvd., Suite 1010
                      Houston, Texas  77056
                      Attention:  Steven L. Scheinthal
                      Telecopy:   713-623-4702

          with a copy to (but which shall not constitute notice to Purchaser):

                      Skadden, Arps, Slate, Meagher & Flom LLP
                      Four Times Square
                      New York, New York  10036
                      Attention:  Paul T. Schnell, Esq.
                      Telecopy:  212-735-2001

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

               Section 7. Miscellaneous. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement. This Agreement shall be construed without regard to the party or parties responsible for its preparation, and it shall be deemed to have been prepared jointly by the Company and Purchaser. Any ambiguity or uncertainty arising herein shall not be interpreted or construed against any party hereto. This Agreement may be amended, modified, and supplemented only by a written document executed by each of the parties hereto which specifically states that it is an amendment, modification or supplement to this Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the termination of the Merger Agreement, other than the terms and provisions of the Merger Agreement. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

               IN WITNESS WHEREOF, this Termination Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.


                                    LANDRY'S SEAFOOD RESTAURANTS, INC.


                                    By:   /s/ Tilman J. Fertitta
                                          ----------------------------
                                          Name:  Tilman J. Fertitta
                                          Title:  President


                                    LSR ACQUISITION CORP.


                                    By:   /s/ Tilman J. Fertitta
                                          ----------------------------
                                          Name:  Tilman J. Fertitta
                                          Title:  President


                                    RAINFOREST CAFE, INC.


                                    By:   /s/ Kenneth Brimmer
                                          ----------------------------
                                          Name:   Kenneth Brimmer
                                          Title:  President